Exhibit 99.2

Nontransferable Subscription Rights for up to

995,253 Common Shares

of AmerInst Insurance Group, Ltd.

The Rights Offering Will Expire at 5:00 p.m., Eastern Time, on September 1, 2006, Unless the

Rights Offering is Extended

INSTRUCTIONS AS TO USE OF AMERINST SUBSCRIPTION RIGHTS CERTIFICATES AND

OVERSUBSCRIPTION RIGHT EXERCISE FORMS

Consult USA Risk Group of Vermont, Inc. with any Questions

The following instructions relate to a rights offering (the “Rights Offering”) by AmerInst Insurance Group, Ltd., a holding company based in Bermuda (“we,” “us,” “our,” or the “Company”), to the holders of record (“Record Holders”) of its common shares, par value $1.00 per share, as of the close of business on April 2, 2006 (the “Record Date”), as described in the Company’s Prospectus dated                     , 2006 (the “Prospectus”). Record Holders on the Record Date are receiving subscription rights (the “Rights”) to subscribe for and purchase common shares of the Company.

Record Holders will receive one Right for each common share held on the Record Date (giving effect to the share dividend distributed on July 3, 2006).

The Rights will expire if they are not exercised by 5:00 p.m., Eastern time, on September 1, 2006. The Company, in its sole discretion, may extend the period for exercising the Rights (as it may be extended, the “Expiration Date”).

After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by USA Risk Group of Vermont, Inc. (the “Subscription Agent”) after the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent before the Expiration Date. If the Company extends the Expiration Date, the Company will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Date. The Company may, in its sole discretion, withdraw or terminate the Rights Offering at any time prior to the Expiration Date.

The Rights will be evidenced by nontransferable Rights certificates (the “Subscription Rights Certificates”).

Each Right will entitle its holder to subscribe for one common share (the “Basic Subscription Right”). The subscription price (the “Subscription Price”) is $23.33 per common share.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing your Subscription Rights Certificate and returning it to the Subscription Agent in the envelope provided pursuant to the procedures described in these Instructions and in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON SEPTEMBER 1, 2006. ONCE YOU HAVE EXERCISED YOUR BASIC SUBSCRIPTION RIGHTS, YOUR EXERCISE MAY NOT BE REVOKED (THOUGH YOU MAY INCREASE THE NUMBER OF SHARES FOR WHICH THE RIGHT IS EXERCISED, AS SET FORTH IN THE PROSPECTUS). BASIC SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

In addition, if you exercise your Basic Subscription Rights in full, you will be eligible to subscribe at the same price for common shares that are not otherwise purchased pursuant to the exercise of Rights by other shareholders (the “Excess Shares”), subject to availability and pro rata allocation as described below and more fully in the Prospectus (the “Oversubscription Right”).

The Oversubscription Right will only be available to you if you fully exercise your Basic Subscription Rights. If there are not enough Excess Shares to satisfy all subscriptions made under the Oversubscription Right, the Company will allocate the remaining Excess Shares pro rata, after rounding fractional shares up to the nearest whole share, among those Rights holders who exercised their Oversubscription Rights. “Pro rata” means in proportion to the amount of subscription price tendered by each Rights holder who wishes to exercise his or her Oversubscription Rights prior to 5:00 p.m., Eastern time, on October 4, 2006 (the “Oversubscription Deadline”). If there is a pro rata allocation of the remaining Excess Shares and you receive an allocation of a greater number of shares than you subscribed for under your Oversubscription Right, then the Company will allocate to you only the number of Excess Shares for which you subscribed. See “The Rights Offering – The Subscription Rights” in the Prospectus.

If you have been notified by the Subscription Agent that you are eligible to purchase shares pursuant to your Oversubscription Right and you are interested in exercising your Oversubscription Right, you should indicate your wishes with regard to the exercise of your Oversubscription Right by completing your Oversubscription Right Exercise Form and returning it to the Subscription Agent in the envelope provided pursuant to the procedures described in these Instructions and in the Prospectus.

YOUR OVERSUBSCRIPTION RIGHT EXERCISE FORM AND SUBSCRIPTION PRICE PAYMENT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON OCTOBER 4, 2006. ONCE YOUR HAVE EXERCISED YOUR OVERSUBSCRIPTION RIGHT, YOUR EXERCISE MAY NOT BE REVOKED (THOUGH YOU MAY INCREASE THE NUMBER OF SHARES FOR WHICH THE RIGHT IS EXERCISED, AS SET FORTH IN THE PROSPECTUS). IF YOUR OVERSUBSCRIPTION RIGHT IS NOT EXERCISED PRIOR TO THE OVERSUBSCRIPTION DEADLINE THE OVERSUBSCRIPTION RIGHT WILL EXPIRE.

For more complete information on the terms of the Rights Offering, please see the discussion set forth under the headings “PROSPECTUS SUMMARY — The Rights Offering” and “The Rights Offering” in the Prospectus. Questions may be answered, and additional copies of relevant documents, including the Prospectus, may be obtained, by contacting the Subscription Agent at the following address: USA Risk Group of Vermont, Inc., P.O. Box 1330, Montpelier, Vermont, 05601-1330, (800) 422-8141.

1.	How to Exercise Your Rights

Basic Subscription Rights. To exercise your Basic Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, together with payment in full of the Subscription Price for each common share subscribed for pursuant to your Basic Subscription Rights, to the Subscription Agent, on or prior to 5:00 p.m., Eastern time, on September 1, 2006 (the “Expiration Date”).

Oversubscription Right. If you exercise your Basic Subscription Right in full, then as soon as practicable after the Expiration Date, USA Risk Group of Vermont, Inc., acting as our “Subscription Agent,” will notify you of the number of shares subject to oversubscription rights. If you have exercised your Basic Subscription Right in full and wish to exercise your Oversubscription Right, you must exercise your Oversubscription Right on or prior to 5:00 p.m., Eastern time, on October 4, 2006 (the “Oversubscription Deadline”). If you have fully exercised your Basic Subscription Rights, and desire to exercise your Oversubscription Right, complete your Oversubscription Right Exercise Form and send the properly completed and executed Oversubscription Right Exercise Form evidencing such Right, together with payment in full of the Subscription Price for each common share subscribed for pursuant to your Oversubscription Right, to the Subscription Agent prior to the Oversubscription Deadline.

Payments. Payments of the Subscription Price for the Basic Subscription Rights and the Oversubscription Right will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of common shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to “USARGVT for AmerInst”, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”) at:

TD Banknorth, N.A.

011 600 033-ABA

Account No. 5241216482

Account Name-USA Risk Group of Vermont, Inc. FBO AmerInst Insurance Group, Ltd.

Rights Offering

Bank Contact: Gail Cromie, phone-802-652-3244, fax-802-652-3230

Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) receipt by the Subscription Agent of a personal check, or of a certified check or bank draft drawn upon a U.S. bank, or of any postal, telegraphic, or express money order, or (ii) receipt of collected funds in the Subscription Account.

Acceptance of Payments and Documents; Method of Delivery. The Subscription Rights Certificate and payment of the Subscription Price for the Basic Subscription Rights (if made other than by wire transfer), or the Oversubscription Right Exercise Form and payment of the Subscription Price for the Oversubscription Right (if made other than by wire transfer), as applicable, must be delivered to the Subscription Agent by one of the methods described below:

For delivery by mail:

USA Risk Group of Vermont, Inc.

P.O. Box 1330

Montpelier, Vermont 05601-1330

By hand delivery or overnight courier:

USA Risk Group of Vermont, Inc.

2386 Airport Road

Barre, Vermont 05641

Delivery to an address other than to an address set forth above will not constitute valid delivery. For assistance, call the Subscription Agent at (800) 422-8141.

The method of delivery of Subscription Rights Certificates or the Oversubscription Right Exercise Form, as applicable, and payment of the Subscription Price to the Subscription Agent will be at your election and risk, but, if sent by mail, we recommend that you send such certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the Expiration Date or the Oversubscription Deadline, as applicable.

Fractional Shares. You will not be permitted to purchase fractional common shares pursuant to the exercise of the Rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and, as soon as practicable, refunding without interest any payment received for a fractional share. In any allocation of Excess Shares pro rata in connection with the exercise of Oversubscription Rights, we will round any fractional shares up to the nearest whole share.

No Subscription Rights Amount; Effect of Over and Underpayments. If you do not indicate the number of Rights being exercised, then you will be deemed to have exercised your Rights with respect to the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent. Similarly, if you do not forward full payment of the total Subscription Price for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised your right for the number of shares covered by the payment you actually submit. If we do not apply your full Subscription Price payment to your purchase of common shares, we will return the excess amount to you by mail without interest as soon as practicable after the completion of the Rights Offering.

2.	How to Properly Execute Your Subscription Rights Certificate

The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

3.	How to Properly Execute Your Oversubscription Right Exercise Form

The signature on the Oversubscription Right Exercise Form must correspond with the name of the registered holder exactly as it appears on the face of the Oversubscription Right Exercise Form without any alteration or change whatsoever. Persons who sign the Oversubscription Right Exercise Form in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

4.	Delivery of the Common Shares That You Purchase in the Offering

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate.

Basic Subscription Right. As soon as practicable after completion of the Rights Offering, the Subscription Agent will mail to each exercising Rights holder certificates representing common shares purchased pursuant to the Basic Subscription Right. See “The Rights Offering – The Subscription Rights – Basic Subscription Right” in the Prospectus.

Oversubscription Right. As soon as practicable after the Oversubscription Deadline, and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each exercising Rights holder certificates representing common shares, if any, allocated to such Rights holder pursuant to the Oversubscription Right. See “The Rights Offering – The Subscription Rights – Oversubscription Right” in the Prospectus.

Excess Cash Payments. As soon as practicable after the Oversubscription Deadline, and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Oversubscription Right any excess amount, without interest, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Oversubscription Right. See “The Rights Offering – The Subscription Rights – Return of Excess Payment” in the Prospectus.

5.	Rights are Not Transferable

The Rights evidenced by your Subscription Rights Certificate and Oversubscription Right Exercise Form are not transferable, and the Company has not authorized the Subscription Agent to recognize the validity of any purported transfer of Rights.